Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Organizational Changes

New Appointments Highlight Company’s Strategic Global Focus

PITTSBURGH, May 22, 2007 – MSA (NYSE: MSA), the global leader in sophisticated safety products, today announced several organization changes with a focus on building the depth and breadth of the company’s global management team. The moves announced today are follow-on appointments related to the recent election of William M. Lambert to the newly-created position of President and Chief Operating Officer.

In a move that consolidates the leadership of MSA’s European and International business segments, Roberto Cañizares has been named Executive Vice President of the company and President of MSA International. In this new and expanded role, Mr. Cañizares will oversee all of MSA’s business activities in Europe while maintaining his current responsibility for the company’s 40-plus International affiliates. In assuming responsibility for MSA Europe, Mr. Cañizares succeeds James Baillie, who is retiring from the company effective June 1, 2007.

Assuming the leadership of MSA’s business in North America is Joseph A. Bigler. Mr. Bigler, a 35-year veteran of the company, will serve as Vice President of the company and President of MSA North America. In his new and expanded role, Mr. Bigler will oversee all business activities in North America with primary P&L responsibility.

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“With the organizational changes we are announcing today, we are effectively streamlining MSA into two distinct and balanced geographic organizations,” said John T. Ryan III, MSA Chairman and CEO. “This new organization will better enable us to manage and deploy resources in ways that allow us to more effectively grow our business, better leverage the strength of MSA’s global brand and position ourselves for future success.”

Mr. Cañizares joined MSA in 2003 after 27 years with the Trane Company, the largest division of American Standard. Under his leadership of MSA International, the company has achieved consistent growth in sales and earnings throughout the company’s network of International affiliates. Mr. Cañizares also has led significant expansion efforts of MSA operations in China and South Africa, and most recently, directed the establishment MSA operations in Egypt and Thailand.

Mr. Bigler joined MSA in 1972 and was named a vice president of the company in 1998, at which time he assumed responsibility for all of MSA’s U.S. sales. Over his long tenure with the company he has worked in a variety of capacities, including nuclear industry specialist, product line manager and national sales manager. In 2000, Mr. Bigler took over management of MSA’s Canadian and Mexican operations and was named Director of North American Sales.

Concurrent with the geographical leadership changes mentioned above, the company announced the promotion of the following three officers who will now assume global responsibility for their respective functions.

Kerry M. Bove, who joined MSA in 1980 as an industrial engineer, will serve as Vice President, Global Operational Excellence. In his new and expanded role, Mr. Bove will be the functional leader for all sourcing, manufacturing, warehousing, and logistics activities that support MSA’s Operational Excellence initiatives.

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Ronald N. Herring, Jr. will serve as Vice President, Global Product Leadership. In this capacity, Mr. Herring will have responsibility for MSA’s global product development efforts, as well as advanced technology, product marketing and corporate branding activities that support the company’s initiatives in these key areas. Mr. Herring joined MSA in 1983 as a sales associate.

Completing the new appointments is Paul R.Uhler, who has been named Vice President, Global Human Resources. A 23-year veteran of the company, Mr. Uhler has extensive experience in operations and HR and will now oversee all activities that support MSA’s global HR needs and initiatives.

“Our long-range strategic plan emphasizes the importance of globally coordinated functions in the keys areas of operational excellence, product development and marketing, and human resources,” said Bill Lambert, President and COO. “In expanding the global responsibilities of these three key officers we’ve created a balanced reporting structure that will better enable us to drive functional process excellence and the application of best practices throughout the entire MSA organization. Kerry, Ron and Paul are all experienced leaders at MSA with diverse and broad backgrounds, and I look forward to working with each of them in their new roles as we collectively seek to achieve the short-, medium and long-term goals of MSA.”

Mr. Ryan, commenting on the retirement of James Baillie, noted the strong leadership Mr. Baillie has provided to strengthen the performance of MSA’s European business segment. “At this time of exciting change I am pleased to thank Jim Baillie for the many contributions he has made to MSA over his eight-and-a-half years of service. Jim led an important turn-around of MSA Europe in which this key segment of the company became profitable and then proceeded to generate good growth in sales and earnings. I and all of us at MSA express our appreciation to Jim for his contributions, and we wish him and his family the very best in years to come,” Mr. Ryan said.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $914 million, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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